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                                                                    Exhibit 16.1
                                                                    ------------



May 18, 2000



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Gart Sports Company and, under the date of March 14, 2000, we reported on the consolidated financial statements of Gart Sports Company and subsidiaries as of January 29, 2000 and January 30, 1999 and for the 52 weeks ended January 29, 2000 and January 30, 1999, the 28 days
ended January 31, 1998, and the 52 weeks ended January 3, 1998.   On May 16,
2000, our appointment as principal accountants was terminated. We have read Gart Sports Company's statements included under Item 4 of its Form 8-K dated May 19, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with Gart Sports Company's statement that the change was approved by the audit committee of the board of directors, and we are not in a position to agree or disagree with Gart Sports Company's statement that Deloitte & Touche LLP was not consulted regarding the application of accounting principles to a completed or proposed transaction or the type of audit opinion that might be rendered on Gart Sports Company's financial statements.

Very truly yours,

/s/ KPMG LLP